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                                                                   EXHIBIT 10.28

               THE TRACKER CORP./TRACKER REFERRAL NETWORK, INT'L.

                               MARKETING AGREEMENT

This Agreement made by and between Tracker Referral Network, Int'l. with a principal place of business at 3899 Oneida St. Bldg. B, New Hartford, NY 13413, hereinafter called the "Company" and The Tracker Corporation, a Canadian Corporation having its principal place of business at 180 Dundas Street West, 15th Floor, Toronto, Ontario Canada M5G1Z8, hereinafter called "Supplier."

WHEREAS, Supplier offers for sale the Tracker, Tracker Plus and Child ID worldwide identification and recovery service and future Tracker products hereinafter referred to as "The Product."

WHEREAS, Company is a direct sales company in the business of marketing through independent distributors using a proprietary marketing plan, various products and services and is desirous of marketing Supplier Products under an exclusive Network Marketing (MLM) arrangement.

WHEREAS, the parties desire to set forth in writing the terms of their arrangement in order to define the rights, responsibilities, and obligations of each party, and to protect the parties' respective interest.

                                    SECTION I
                             APPOINTMENT OF COMPANY

Supplier hereby appoints Company as the Exclusive Network Marketing (MLM) Company of the Tracker Corporation. Supplier also grants the non-exclusive, direct sale (i.e. Commercial/Business to Business) marketing rights to Company for the Product subject to the terms, conditions and covenants set forth in this Agreement, Company hereby accepts said appointment and agrees to comply with the terms and to perform all conditions herein.

                                   SECTION II
                   EXCLUSIVE MARKETING RIGHTS TERMS/CONDITIONS
                           AND USE OF THE TRACKER NAME

Supplier agrees to name Company as the Tracker Corporation's Network Marketing
(MLM) Consultant to other U.S.A. Network Marketing (MLM) Companies, licensees or other foreign countries desiring to develop a Network Marketing (MLM) program marketing Supplier Products. Company shall receive an ongoing brokerage commission of ten percent (10%) based on the negotiated Supplier product cost.

Company shall form a Corporation named "Tracker Referral Network, Int'l." Supplier agrees to allow the Company the legal use of the TrackerTM corporate name and logo. Use of the TrackerTM Corporate name and logo without appropriate release for each use will be deemed a material breach of this Agreement.

Company shall market all current and future Supplier Products EXCLUSIVELY. Any/all future products to be marketed by the Company must be approved by Supplier. For the purpose of this Agreement, Supplier Products do not include Company Sales Materials, Training Materials, Training Seminars, Events, Conventions or Company Video and Audio Cassettes.

SALES QUOTAS

Company sales quotas shall be as follows; effective from the date and signature of this Agreement:
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A.       The Company must sell a minimum total of 210,000 of Supplier Products in the year 1996 or a combined total of 30,000 of Supplier Products by July 1, 1996

B. In addition Company shall increase sales at the rate of twenty-five percent (25%) each year during the term of this agreement.

         Company will not sell membership kits to its Distributors below the Company Distributor Suggested List Price as noted in Addendum A.

         *Total Supplier Product Sales by definition shall include any/all Supplier Membership Kits, Mini-Kits, Key Chain Tag (24 packs), Luggage Tags (24 packs), Shoe Tag (24 packs), Free Trial Brochures (one-label 24 packs), additional labels totaling thirty-two (32) and any/all Membership Renewal Sales and any/all future Supplier products.

                                   SECTION III
                                 SALES TERRITORY

The stated territory for the Exclusive Network (MLM) Marketing Rights of Supplier Products shall be the United States of America. The territory for the Non-Exclusive Commercial Marketing Rights shall be the United States of America, and other world wide markets upon approval of Supplier.

                                   SECTION IV
                      RELATIONSHIP OF COMPANY AND SUPPLIER

Nothing in this Agreement shall be construed to constitute the Company as a partner, employee, shareholder, or officer of the Supplier. Neither party, unless expressly provided herein, shall have any authority to bind the other party. It is intended that each party to this Agreement shall remain an independent agent and responsible for its duties as set forth herein.

                                    SECTION V
                        SOLICITATION AND TAKING OF ORDERS

Company shall solicit and take orders for sales of Supplier Products and/or services as set forth above. Company and Supplier shall establish costs and administration procedures by mutual consent (Refer to Addendum A).

Company will directly purchase Product only from Supplier for resale to its customers and/or independent representative sales force. Supplier shall be responsible to ship directly to Company accounts and bill Company a shipping charge of three dollars and fifty cents ($3.50) per Membership Product.

Company will make direct sales of Supplier's Product to other third party businesses, organizations, National Unions, Insurance Companies, Fund Raising Groups, Network Marketing Companies and other markets deemed by the Company subject to registration of accounts and approval of Supplier. These accounts shall hereinafter be referred to as Business to Business Accounts. Company and Supplier will mutually agree upon ordering and administration procedures by which these accounts can order direct from Supplier. In all Business to Business sales, Company shall act as the Marketing Representative of Supplier, and if necessary, use the Supplier's Sales and Service Agreements as provided by Supplier.

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                                   SECTION VI
                              ACCEPTANCE OF ORDERS

All Business to Business orders are to be formalized on the Supplier or other agreed upon order form. Supplier agrees to provide Company with necessary forms and sales materials to conclude Business to Business transactions. No agreement or order shall constitute a binding obligation upon either party until it is accepted by Supplier. Supplier reserves the right to reject a purchase order if it does not comply with the terms as agreed upon by Supplier. Arrangement for payment shall be made to and approved by Supplier prior to shipment of any Product.

                                   SECTION VII
                                   COMMISSIONS

Unless specifically mutually agreed upon otherwise, in writing, Supplier will pay Company a commission for all Business to Business purchases and sales of Product upon receipt of payment by Supplier, as set forth in the attached "Addendum A," See Section VIII. Commissions shall be deemed earned when entire invoice(s) is paid to Supplier.

The commissions due the Company shall be paid on a monthly basis as collected by Supplier no later than the tenth day of the month following receipt of payments to Supplier.

If this Agreement is terminated, Company shall be entitled to the applicable commissions for the duration of all Company orders and membership renewals paid to Supplier.

                                  SECTION VIII
                        BUSINESS TO BUSINESS COMMISSIONS

Supplier shall pay the following commission pursuant to all purchases and sale of Products made via Business to Business by the Company:

1) Subject to the actual Company Product cost as illustrated in "Addendum A" pricing/commission schedule.

2) No shipping charges shall be billed to Company if orders (P.O.'s) and collection of funds are facilitated directly by Supplier.

                                   SECTION IX
                                PURCHASE SCHEDULE

Company agrees to direct purchase Product(s) and sales materials only from Supplier in specific compliance to the Price Schedule (Addendum A) outlining order quantity and price per unit, as noted in the mutually agreed Sections II, VII and VIII of this Agreement.

                                    SECTION X
                             COMPANY RESPONSIBILITY

Company shall put forth its best efforts to contract with independent distributors (who shall not be deemed agents or employees of the Company) to sell Supplier's Products EXCLUSIVELY. Company shall

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make the same effort to sell Supplier's Product directly to other entities the
Company warrants upon Supplier approval.

Company shall, also, provide Supplier with the following:

1)       Summary of any marketing problems.
2) Summary of customer complaints and critical comments as received, either verbally or by fax.
3) An updated list of Business to Business Accounts it is working on for Account Registration purposes and Supplier approval.
4) Company shall communicate any Supplier policies and/or procedures provided by Supplier.

                                   SECTION XI
                                    EXPENSES

Company shall pay all of its own expenses in connection with the solicitation of purchase orders and contracts unless mutually agreed upon by both parties in writing. If the Supplier requires Company to travel or incur expenditures outside the normal conduct of Company business, Supplier agrees to reimburse Company. Such arrangements will be agreed upon in advance, in writing.

                                   SECTION XII
                      SUPPLIER'S RESPONSIBILITY TO COMPANY

1) List of terms, order forms, contracts, etc., necessary to acquire Business to Business accounts.

2) Copy of Supplier's certificate of product liability insurance and an explanation of coverage. Supplier agrees to sole responsibility for keeping sufficient product liability insurance current and in force throughout the term of this Agreement. Supplier agrees to list Company in its policy, if admissible.

3) Supplier shall be responsible for all timely shipping of Supplier's Product to Company and other purchasers of same. Supplier agrees to ship directly to Company's customers and clients on an individual basis. Supplier and Company shall agree upon procedures and the shipping terms as outlined in "Addendum B" of this Agreement.

4) Supplier shall provide Supplier Product promotional and sales literature to Company for its distributors and/or Company to promote Supplier Products. In specific compliance to Price Schedule Addendum A, Supplier shall provide the following promotional materials and finished literature ready for distribution:

         A.       Growth Industry Reports.
         B.       Label Brochure indicating the Company 800#.
         C. Tracker One Label Brochure indicating the necessary and applicable Company notations.
         D.       Tracker Corp. video.
         E. Angie Dickinson video with tag line changes to reflect Company data.
         F. Pending the Company fulfillment of the July 1, 1996 sales quota, Supplier shall make a cassette audio tape stating the sales features, special benefits, technical information, and answers to most commonly asked questions concerning products provided by the Supplier. Additionally, the cassette audio tape shall include suggested tips on how to

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                  sell or market the Supplier's Products. Said tape may be in any of the following formats: a narration from a script, a live seminar or presentation, an interview in a question and answer format. This shall be done at no cost to Company and shall be subject to review and final approval by Company. Company shall be responsible for final editing. Company shall cooperate in providing advice and input in making tape as well as providing an interviewer if necessary. Supplier shall duplicate tape for Company distribution.
         G. Supplier agrees that Company shall be permitted the use of materials and Supplier warrants the legality and permissibility of aforesaid representations for aiding in Company selling Supplier Products only.

                  Supplier will inventory sufficient literature, videos and audio cassettes described above for Company to order on a weekly basis as needed. Company shall pay for above materials. Pricing shall be agreed upon and so noted in "Addendum A" Price/Commission Schedule.

5) Supplier to provide Company with monthly Company order and shipping reports indicating quantities.

6) Supplier to provide Company with monthly summary reports relative to Company's sales of Supplier's Products.

7) Continuous and accurate updates, to the best of Supplier's knowledge, in writing, of regulatory opinion or mandates and legal action relative to the use and sale of Supplier's Products.

8) Supplier agrees to clearly state its product warranty and return policy, in writing, to Company and agrees to perform in accordance with same.

9) Supplier, in its normal course of business, will on a best effort basis, facilitate membership renewals for all Company consumers and/or distributors and provide the Company with the applicable documentation and commissions on a monthly basis.

10) Supplier shall provide monthly sales reports of all Company membership/product renewals as applicable.

11) Supplier to provide Company with a separate and distinct Child ID Membership Product subject to "Addendum A" pricing and terms.

12) Supplier, in its sole judgment, shall incorporate Company's articles on a regular basis in Supplier's Members Newsletters.

                                  SECTION XIII
                                 INDEMNIFICATION

To the extent of its proportionate liability as determined by a court of competent jurisdiction, Supplier agrees to indemnify Company, its participants, employees, and Independent Representatives against all claims, damages, losses and expenses, including reasonable attorney fees, arising from the use of Supplier's products, unless caused by Company's negligence. Supplier agrees to maintain sufficient and adequate product liability insurance.

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The Company also agrees to indemnify the Supplier, its principals and employees against all claims, damages, losses and expenses, including reasonable attorney fees arising from the acts of the Company to the extent of the Company's proportionate liability as determined by a court of competent jurisdiction.

                                   SECTION XIV
              COVENANTS CONCERNING COMPETITION AND CONFIDENTIALITY

Supplier expressly covenants and agrees that the Company's Independent Distributor list, and client list, are the exclusive property of the Company, and that the Supplier is prohibited from any contact with said parties, other than that which is required to service Company's accounts, or is required under the terms of this Agreement.

Supplier and its principals further agrees not to duplicate, simulate, or copy Company's marketing plan or go into any venture, enterprise, or business directly or through a third party utilizing the Company's official Company literature. Supplier expressly agrees that the Company's marketing plan is proprietary to the Company. Supplier and its principals agrees and acknowledges that the Company client list, distributor list, records, genealogy reports, computer programs, information on the working of the marketing plan, internal memoranda, product pricing, and legal information and documents are proprietary information and trade secrets of the Company. Supplier and its principals agree to keep all the above Company trade secrets proprietary information confidential and not to disclose it to any third party that could bring harm to Company or anyone entering into competition with the Company.

It is further agreed that said materials and information are made available to Supplier and its principals in trust, creating a fiduciary responsibility under law for Supplier and its principals to protect Company's interest in handling said information and materials. Supplier will not use the confidential or proprietary information, property or trade secrets in any way for their own personal gain during the term of this Agreement or after termination of this contract. Breach of this covenant would entitle Company jurisdiction and to damages.

Supplier and its principals agree not to solicit, approach, recruit or involve in any way, personally or through another party, any Company distributor or customer into any other venture, marketing plan, MLM program or business or give the names obtained by Supplier from Company to any other entity or person who might do the same or sell products or services directly through a third party to any Company distributor for a period of one (1) year from the termination of this Agreement in writing by one of the parties.

Additionally, Supplier hereby agrees that for a period of two (2) years from the date of termination of this Agreement or two (2) years from the date of conclusion of the last transaction between the parties, whichever date is later, neither Supplier nor Supplier's employees, agents, consultants, corporations, divisions, subsidiaries or partnerships (or other groups over which Supplier has authority or control) will make any contact with or enter into any transaction of a money nature with any Company distributor which has been introduced to Supplier by Company without consent of Company and presence of a written agreement executed between Supplier and Company concerning remuneration to be paid to Company.

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                                   SECTION XV
                                  MODIFICATION

This Agreement may not be modified unless by written amendment, executed by each of the parties hereto.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same original.

                                   SECTION XVI
                                   ADVERTISING

Company shall be allowed to use whatever form of advertising method it feels is beneficial to the promotion of Supplier's Products, so long as it acts within guidelines of the FTC and various state regulatory agencies. Content of all said advertising is subject to Supplier's prior approval.

                                  SECTION XVII
                             TRACKER STOCK OWNERSHIP

Refer to Addendum C.

                                  SECTION XVIII
                                   ASSIGNMENT

This Agreement is personal to the parties hereto and may not be assigned by either party in whole, or in part, without the prior written consent of the parties, and such consent shall not be reasonably withheld. This Agreement shall be binding upon and inure to the benefit of, the parties hereto, their successors and permitted assigns.

                                   SECTION XIX
                            TERMINATION OF AGREEMENT

This Agreement shall continue for a period of five (5) years from the date of this Agreement and may be terminated by either party, both of which must show and prove cause, upon the giving of a sixty (60) day prior notice. Cause, for the purpose of this Agreement, is defined as mutual consent and/or breach of any term of this Agreement.

This Agreement shall be automatically renewed by the respective parties for a period of five (5) years upon the Company's attainment of sales quotas during initial five (5) year term of this Agreement.

RIGHTS UPON TERMINATION

Upon termination of this Agreement with cause, the Company and/or its assignee shall be entitled to accrued Commissions on those orders already signed and accepted by Supplier, and for a period of five (5) years on re-orders (membership renewals) received on accounts attained by the Company during the duration of its Agreement with the Supplier.

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NOTICES

All notices shall be given in writing and sent by certified mail, return receipt requested, and shall be addressed to:

         IF TO COMPANY:                        IF TO SUPPLIER:
         Mr. John S. Messa Jr.                 Mr. Bruce Lewis
         Tracker Referral Network, Int'l.      The Tracker Corporation
         3899 Oneida Street Bldg. B            180 Dundas Street West, 15th Fl.
         New Hartford, NY 13413                Toronto, Ontario, Canada M5G1Z8

         Or to other addressed as provided by either party.

                                   SECTION XX
                             SUPPLIER TRADE SECRETS

The Company and its principals agree to keep confidential the Supplier's business practices, patents and other pertinent proprietary information.

                                   SECTION XXI
                                 APPLICABLE LAW

This Agreement, and any amendment hereto, shall be governed and construed in accordance with the laws of the Province of Ontario.

IN WITNESS WHEREOF, the parties have executed this AGREEMENT this 8th day of April, 1996.

                                   Tracker Referral Network, International, Inc.

                                   By: /s/ John S. Messa Jr.
                                       ----------------------------
                                       John S. Messa Jr. CEO

                                   The Tracker Corporation

                                   By: /s/ Bruce Lewis
                                       ----------------------------
                                       Bruce Lewis CEO

Witnessed by:

/s/ Mark J. Gertzbein
- ---------------------

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THE SPECIFICATION AND DESCRIPTION OF EACH PRODUCT TO BE SOLD TO COMPANY AND
GOVERNED BY THIS AGREEMENT ARE ATTACHED HERETO AS "ADDENDUM A"

                                   ADDENDUM A
                            PRICE/COMMISSION SCHEDULE

The Supplier shall provide the Company Tracker Products and marketing materials at the following costs:

MEMBERSHIP RENEWALS shall be based at two dollars ($2.00) over Company Product Cost. The difference between cost and retail, per Tracker Product shall be deemed as the Commission payable to the Company. Commissions shall be paid to Company on a monthly basis upon Supplier's collection of good funds.

BUSINESS TO BUSINESS COMMISSIONS shall be reimbursed to Company based on the brokerage commission when applicable as outlined in Section II, Paragraph 1, and, when applicable, Section VIII of the Agreement.

PRODUCTS                                             COMPANY COST               SUGGESTED COMPANY
                                                                                DISTRIBUTOR LIST PRICE
Tracker                           (1 year)           $10.00 ea.                        $29.95
Tracker +                         (1 year)           $20.00 ea.                        $59.95
                                                     (subject to review in
                                                     six [6] months)
Child ID                          (24 months)        $15.00 ea.                        $49.95
Business in a Box                                    $100.00 ea.                       $349.00
Tracker One Label                 (free trial)       $ 15.60 ea.                       $46.95
(24 pack) Product Brochures
Key Chain Tags                    (24 w/labels)      $15.60                            $46.95
Luggage Tags                      (24 w/labels)      $15.60                            $46.96
Shoe Tags                         (12 pr. w/labels)  $15.60                            $46.95
Cloth Labels                      (8 labels)         $2.35 pkg.                        $7.05
Adhesive Labels                   (24 labels)        $3.25 pkg.                        $9.75
Window Decals                     (3-pack)           $2.00                             $4.00
Photo Fingerprint ID              (5-pack)           $1.25                             $3.75
Tracker Magnet                    (5-pack)           $2.50                             $5.00
TRNI Business Development                            (pricing to be determined)
Training Manual

Marketing Materials (Sales Aids):
      Comic Strips Brochure                          $ .30 each
      Growth Report                                  $ .50 ea.
      Angie Dickinson Video                          $2.50 ea.
      Tracker Corp. Video                            $2.50 ea.
      Tracker Audio Cassette                         (pricing to be determined)
      Tracker Binder                                 $14.80

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                                   ADDENDUM B
                          SHIPPING TERMS AND PROCEDURES

A) Supplier shall ship all Company Product Orders and Accessories directly to Company clients and/or Representatives.

B) Company shall place P.O.'s with Supplier on a daily or weekly basis. Supplier shall ship product directly to Company distributors and/or customers listed on P.O.

C) Company shall pay the actual shipping charges only for brochures, videos and other Supplier marketing materials ordered by the Company. These materials shall be sent directly to Company for distribution.

D) Normal shipping time shall be within ten to fourteen (10-14) days from the date Supplier receives order and/or shall not exceed twenty-one
         (21) days. Supplier warrants that it shall continuously strive to expedite shipment of its Products within seven (7) days from date Supplier receives order.

         COMMERCIAL ACCOUNTS/BUSINESS TO BUSINESS

         If Supplier facilitates the original order and collects the necessary funds for Company Commercial Orders, and/or Company Membership Renewals, there will be no applicable shipping charge to the Company.

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                                   ADDENDUM C
                     TRACKER CORPORATION STOCK (SYMBOL TRKR)

As an incentive and part of this Agreement herein:

Upon the Company's successful achievement of fulfilling or surpassing the Sales Quotas as outlined in this Agreement between the parties, the Supplier shall award the Company ten thousand (10,000) shares of TRKR Common Stock.

In addition, Supplier shall make available for the Company or its assignees, an Option to purchase an additional ten thousand (10,000) shares of TRKR Common Stock for the purchase price of two dollars ($2.00) per Share.



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